UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 1, 2010

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

204 Edison Way Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 858-3750

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

TABLE OF CONTENTS

Item 3.03	Material Modification to Rights of Security Holders

Item 9.01	Exhibits

SIGNATURES

EXHIBIT INDEX

EX. 99.1:	Press release entitled “Altair Nanotechnologies Inc. Announces 4:1 Reverse Stock Split”

Item 3.03	Material Modification to Rights of Security Holders

Altair Nanotechnologies Inc. (the “Company”) has determined to effect a one-for-four (1:4) consolidation (a/k/a reverse spilt) of its common shares following the close of business on November 15, 2010.  The consolidation was approved by the shareholders at the Company’s annual and special meeting of shareholders on May 24, 2010 and has been authorized by the Company’s Board of Directors. The consolidated common shares are expected to begin trading on a post-consolidation basis on November 16, 2010 on the Nasdaq Capital Market.

This action is being taken in order to preserve the Company's listing on the NASDAQ Capital Market which requires, among other things, a minimum bid price exceeding $1.00 per share. Compliance with minimum bid price per share is required by December 20, 2010 and in the event the Company has not regained compliance by such date, the shares will be delisted from NASDAQ.

In the consolidation, each four issued and common shares will be converted automatically into one common share.  The number of outstanding common shares will be reduced from approximately 108,062,300 million shares pre-consolidation to approximately 27,015,570 million shares post consolidation.   No fractional shares or scrip certificates shall be issued to the holders of presently issued and outstanding shares of the common stock.  Rather, any fractional share that remains after all shares beneficially held by a holder of the common shares have been consolidated will be rounded up to a whole common share.

Shareholders of record as of closing on Novemberr 15, 2010 will receive instructions explaining the process for obtaining post-consolidation stock certificates.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press release entitled “Altair Nanotechnologies Inc. Announces 4:1 Reverse Stock Split”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: November 1, 2010	By:	/s/ John Fallini
John Fallini, Chief Financial Officer